Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	August 6, 2010
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
Wintrust Financial Corporation Acquires Ravenswood Bank
in FDIC-Assisted Transaction
LAKE FOREST, Ill., August 6, 2010 — Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) today announced that its wholly-owned subsidiary bank, Northbrook Bank and Trust Company (“Northbrook”), has acquired certain assets and liabilities and the banking operations of Ravenswood Bank (“Ravenswood”) in an FDIC-assisted transaction. Ravenswood operates one location in Chicago, Illinois and one in Mount Prospect, Illinois and had approximately $211 million in total loans and $269 million in total deposits as of June 30, 2010. Northbrook acquired approximately $190 million of assets (subject to final adjustments) at a discount of approximately 12.6% and assumed approximately $120 million of non-brokered deposits of Ravenswood at a premium of approximately 0.9%. In connection with the acquisition, Northbrook entered into a loss sharing agreement with the FDIC. Under the loss-sharing agreement, Northbrook will share in losses and the FDIC will cover 80% of the losses of certain loans and foreclosed real estate at Ravenswood.
     “This transaction further complements our strategy of expansion into the city of Chicago and adds a suburban location in Mount Prospect, a market in which we previously did not have a physical presence. The Company now has five locations on the north-side of Chicago as a result of this acquisition and the previous FDIC-assisted acquisition of Lincoln Park Savings Bank in April of this year,” said Edward J. Wehmer, President and CEO of Wintrust. “We look forward to serving Ravenswood Bank customers with our model of community banking and high levels of customer service.” Mr. Wehmer continued to note “we believe this transaction will be accretive to Wintrust’s net income and earnings per share.”
     Both locations of Ravenswood will reopen on Saturday, August 7, 2010 and operate as branches of Northbrook. Depositors of Ravenswood will continue to have full access to their deposits, including through online banking, ATM or debit cards, and checks. Customers should continue to bank as usual.
Value Appreciation Instrument
     In conjunction with the acquisition of Ravenswood, Wintrust provided the FDIC with a Value Appreciation Instrument (“VAI”) whereby 125,000 units were awarded to the FDIC at an exercise price of $33.00 per unit. The units are exercisable at any time from August 6, 2010 until February 2, 2011. If the FDIC exercises the units, Wintrust will be required to pay the FDIC an amount in cash equal to the volume weighted average price of Wintrust common stock over the two trading days immediately prior to the exercise date minus the exercise price, but in no case greater than $8.00 per unit.
About Wintrust
Wintrust is a financial holding company with assets in excess of $13 billion whose common stock is traded on the Nasdaq Stock Market (Nasdaq: WTFC). Wintrust operates fifteen community bank subsidiaries that are located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services. Currently, Wintrust operates more than 85 banking offices.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those discussed under Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in any of the Company’s subsequent SEC filings. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.
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